SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

________________

Date of Report (Date of earliest event reported):

July 11, 2001

Alpharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8593	22-2095212
(State or other jurisdiction of incorporation)	(Commission File Number No.)	(IRS Employer Identification)

One Executive Drive, Fort Lee, New Jersey 07024

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code

(201) 947-7774

Not Applicable

________________________________________________

(Former name or former address, if changed since

last report)

Item 5. Other Events

On July 11, 2001, Alpharma Inc. agreed to acquire, through its wholly owned subsidiary, Oral Pharmaceuticals Acquisition Corp. ("PartnerCo"), the generic oral solid dose pharmaceutical businesses ("Oral Pharmaceuticals Business") of FH Faulding & Co Limited ("Faulding") from Mayne Health Logistics Pty Ltd ("BidCo"), a wholly owned subsidiary of Mayne Nickeless Limited, for US$660 million. Alpharma's purchase is contingent upon completion of Mayne's proposed acquisition of Faulding's overall healthcare and pharmaceutical businesses. Mayne has offered to acquire Faulding by means of a takeover bid for all of the outstanding Faulding ordinary shares. Mayne's acquisition from Faulding and Alpharma's acquisition from Mayne are subject to the tendering of at least 90% of the shares of Faulding, review by regulatory agencies in Australia and the United States and certain other conditions set forth in the Put and Call Option Agreement referred to below. While the takeover offer has been recommended by the Faulding Board, acceptance by Faulding's public shareholders will be required to meet the 90% condition.

Alpharma's acquisition of the Oral Pharmaceuticals Business includes the operations of Purepac Pharmaceuticals and Faulding Laboratories in the United States and Foshan Faulding Pharmaceutical in China (collectively, "Acquired Subsidiaries"), and any other assets used in research, development, manufacturing, sales and marketing of generic and proprietary oral pharmaceuticals in the United States and China.

The terms of Alpharma's acquisition of the Oral Pharmaceuticals Business from Mayne are included in the Put and Call Option Agreement, attached hereto as an Exhibit. The agreement provides for the acquisition of the Oral Pharmaceuticals Business by PartnerCo. for US$660 million in cash (less third party and intercompany debt) through the exercise of a put or call option.

Upon Mayne's acquiring 90% of the shares of Faulding and reconstituting the Faulding Board, ParnterCo will assume operational management of the Oral Pharmaceuticals Business pursuant to the terms set forth in the Management Agreement, attached as Schedule Seven to the Put and Call Option Agreement. Upon Mayne's acquiring 100% of the shares of Faulding, Mayne will reorganize the assets and liabilities of Faulding and its subsidiaries as required so that any assets and liabilities of Faulding and the Acquired Subsidiaries which relate primarily to the Oral Pharmaceuticals Business in the US and China are transferred to BidCo. The shares of BidCo (pursuant to the put option) or Faulding Holdings Inc.(pursuant to the call option) will then be purchased by PartnerCo to complete the acquisition.

Alpharma will finance the US$660 million cash payment under a $1.1 billion fully underwritten commitment provided by Bank of America N.A. and its affiliates which will be subject to customary terms and conditions.

Item 7. Exhibits

  Exhibits.

2.1 Put and Call Option Agreement, dated July 12, 2001 among Mayne Nickless Limited, Mayne Nickless Health Logistics Pty Limited, Oral Pharmaceuticals Acquisition Corp. and Alpharma Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpharma Inc.

By:  /s/Jeffrey E. Smith

Jeffrey E. Smith
Executive Vice President and
Chief Financial Officer

Date:     July 18, 2001